                                   NEWS RELEASE


CONTACT:  Dennis I. Slovak
          V.P., Sales & Marketing
          (516) 327-2400


FOR IMMEDIATE RELEASE
---------------------

                   MARKET GUIDE REPORTS A SUBSTANTIAL INCREASE
                IN REVENUE AND NET INCOME FOR SECOND QUARTER 1996

     Lake Success, New York, October 16, 1995 --- Market Guide Inc. (OTC Bulletin Board: MAGE), today announced results for the second quarter of its 1996 fiscal year.

     Total revenues for the three months ending August 31, 1995 were $970,580 with net income of $101,552 ($.02 per share) compared with revenues of $623,604 and net income of $80,926 ($.02 per share) for the same period in fiscal 1995. This represents a 55.6% increase in revenues and a 25.5% increase in net income for the second quarter.

     Commenting on the Company's results, Mr. Homi Byramji, president and CEO of Market Guide, said, "Our growth continues to be strong and steady in all areas of our business, and demand for our database is high. While we are pleased with the quarter's results we shall continue to aggressively pursue new relationships with distributors and to open new markets for our products."

     Market Guide Inc. compiles and markets a comprehensive database containing descriptive and financial fundamental information on over 7,000 publicly traded companies, which is distributed by most major information vendors to thousands of investment bankers, portfolio managers, research analysts, traders, brokers and individual investors.

                         TABLE FOLLOWS

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Selected Financial Information for Market Guide Inc.


                         For the Three          YTD Fiscal 1996
                         Months Ended

                     Aug. 31,    Aug. 31,    Aug. 31,     Aug. 31,
                      1995        1994        1995         1994
                   (Unaudited) (Unaudited) (Unaudited)  (Unaudited)

Revenues            $970,580     $623,604  $1,860,921   $1,237,153

Net Income           101,552       80,926     178,606      152,015

Earnings Per            $.01         $.01        $.01         $.01
Share

Wtd. Avg. Shares  16,697,879   16,298,910  16,697,879   16,047,644
Outstanding


Effective Monday October 16, 1995 the Company effected a previously announced one for four reverse split, with a corresponding change in ticker symbol from MARG to MAGE.

On a post split basis, the selected financial information for Market Guide Inc. are:

                         For the Three          YTD Fiscal 1996
                         Months Ended

                     Aug. 31,    Aug. 31,    Aug. 31,     Aug. 31,
                      1995        1994        1995         1994
                   (Unaudited) (Unaudited) (Unaudited)  (Unaudited)


Revenues           $970,580     $623,604   $1,860,921   $1,237,153

Net Income          101,552       80,926      178,606      152,015

Earnings Per           $.02         $.02         $.04         $.04
Share

Wtd. Avg. Shares  4,174,469    4,074,727    4,174,469    4,011,911
Outstanding


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